MAXIM INTEGRATED PRODUCTS, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN ENROLLMENT FORM AGREEMENT

1.
I hereby elect to participate in the Maxim Integrated Products, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock, in accordance with this Enrollment Form Agreement, any special terms and conditions for my country set forth in Appendix I (attached to this Enrollment Form Agreement) and the Plan. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Plan.

2.
I hereby authorize payroll deductions from each paycheck in the amount I specified in the online enrollment process through Morgan Stanley’s website (from 1 to 25%, in increments of 1%) of my Eligible Compensation on each payday during the Offer Period in accordance with the Plan.

3.
I understand that I will be deemed to have elected to participate and authorized the same percentage of payroll deductions, and my participation in the Plan will automatically remain in effect, from one Offer Period to the next in accordance with my payroll deduction authorization, unless I withdraw from the Plan or my employment status changes. To increase or reduce the rate of my payroll deductions, I understand I will have to complete a new enrollment through Morgan Stanley’s website during the Enrollment Period for the subsequent Offer Period, and the change in my rate of payroll deductions will become effective only at the beginning of the subsequent Offer Period.

4.
I understand that my payroll deductions shall be accumulated in a Payroll Account in my name for the purchase of Shares on the Purchase Date at the applicable purchase price as determined in Section 5 below (the “Purchase Price”). I understand that unless I withdraw from an Offer Period or my employment status changes, any accumulated payroll deductions will be used to automatically exercise my right to purchase the number of whole Shares which the balance of my Payroll Account will purchase on the Purchase Date by dividing the balance of my Payroll Account by the Purchase Price.

5.
I understand that the Purchase Price for each Share shall be the lesser of (i) 85% of the Fair Market Value of such Shares on the Offer Date and (ii) 85% of the Fair Market Value of such Shares on the Purchase Date.

6.	I acknowledge that the Plan and a prospectus relating to the Plan have been made available to me. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

7.
I acknowledge that, regardless of any action taken by the Company and/or, if different, my employer (the “Employer”), the ultimate liability for any and all income tax (including U.S. and non-U.S. federal, state and/or local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to

FY20 ESPP Enrollment Agreement

my participation in the Plan and legally applicable to me or deemed by the Company or the Employer in their reasonable discretion to be an appropriate charge to me even if legally applicable to the Company or Employer (“Tax-Related Items”) is and remains my responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the Plan, including, but not limited to, the grant or exercise of the right to purchase Shares, the purchase of Shares under the Plan, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the right to purchase Shares to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to tax in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from my wages or other cash compensation paid to me by the Company and/or the Employer;

(b)
withholding from proceeds of the sale of Shares acquired upon exercise of the right to purchase Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); or

(b)
withholding in Shares to be issued upon exercise of the right to purchase Shares, provided, however, that if I am a Section 16 officer of the Company under the Exchange Act and I am participating in the Non-423(b) Component, then the obligation for Tax-Related Items will be satisfied by one or a combination of methods (a) and (b) above.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates in my country, including maximum applicable rates in my jurisdiction(s), in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, I am deemed to have been issued the full number of Shares purchased upon exercise of the right to purchase Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the Plan.

FY20 ESPP Enrollment Agreement

Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of my participation in the Plan or the purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to purchase Shares on my behalf under the Plan and refuse to issue or deliver the Shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this Section 7.

8.
I understand that if I am a U.S. taxpayer (regardless of whether I am also subject to tax in any other country) participating in the Code Section 423(b) component of the Plan and I dispose of any Shares acquired under the Plan before the later to occur of: (1) two years after the first day of the Offer Period during which I purchased such Shares, and (2) one year after the Purchase Date, then I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the Shares at the time such Shares were purchased over the Purchase Price paid for the Shares, regardless of whether I sold such Shares for a gain or a loss. In such circumstances, I hereby agree to notify the Company in writing prior to the end of the calendar year in which any Shares were disposed of and to make adequate provisions for Tax-Related Items which arise upon the disposition of the Shares.

9.	By completing the online enrollment process and participating in the Plan, I understand, acknowledge and agree that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of rights to purchase Shares under the Plan is exceptional, voluntary and does not create any contractual or other right to receive future grants of rights to purchase Shares, or benefits in lieu of rights to purchase Shares even if I am automatically receiving new rights to purchase Shares at the end of each Offer Period absent a withdrawal;

(c)	all decisions with respect to future rights to purchase Shares under the Plan, if any, will be at the sole discretion of the Company;

(d)	I am voluntarily participating in the Plan;

(e)
the grant of rights to purchase Shares under the Plan, this Enrollment Form Agreement and my participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, and shall not interfere with my right or the right of the Employer to terminate my employment relationship (if any) at any time;

(f)
unless otherwise agreed with the Company, the right to purchase Shares and the Shares purchased under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Subsidiary or Affiliate;

FY20 ESPP Enrollment Agreement

(g)	the right to purchase Shares and any Shares purchased under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)
the right to purchase Shares and any Shares purchased under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, variable compensation, pension or retirement or welfare benefits or similar mandatory payments;

(i)	the future value of the Shares underlying the rights to purchase Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)	the value of the Shares purchase under the Plan may increase or decrease in the future, even below the Purchase Price;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the rights to purchase Shares resulting from termination of employment (regardless of the reason for the termination and whether or not such termination is found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);

(l)
in the event of termination of my employment relationship (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where I am providing services or the terms of my employment agreement, if any), my right to purchase Shares under the Plan, if any, will terminate effective as of the date that I am no longer actively providing services and will not be extended by any notice period (e.g., my period of employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of my participation in the Plan (including whether I may still be considered actively employed while on leave of absence);

(m)
unless otherwise provided in the Plan or by the Company in its discretion, the right to purchase Shares and the benefits under the Plan, if any, do not create any entitlement to have the Plan or any right to purchase shares granted thereunder, transferred to or assumed by another company or be exchanged, cashed out or substituted, in connection with any corporate transaction affecting the Shares; and

(n)	the following provisions apply only if I am providing services outside the United States:

FY20 ESPP Enrollment Agreement

(1)	the right to purchase Shares and any Shares purchased under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes; and

(2)
neither the Company, nor the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to the purchase of the Shares or the subsequent sale of any Shares purchased under the Plan

10.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying Shares. I should consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

11.	Data Privacy Consent.

(a)
Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about me, including, but not limited to, my name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all rights to purchase Shares under the Plan or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for purposes of implementing, administering and managing my participation in the Plan. The legal basis, where required, for the processing of Data is my consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC and certain of its affiliated companies (collectively, “Morgan Stanley”), an independent service provider, which assists the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. I may be asked to agree on separate terms and data processing practices with Morgan Stanley, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and Morgan Stanley are based in the United States. My country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company is not currently registered for this program. The Company’s legal basis, where required, for the transfer of Data is my consent.

(d)	Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage my participation in the Plan, or as required

FY20 ESPP Enrollment Agreement

to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke the consent, my salary from or employment or service relationship with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant the rights to purchase Shares under the Plan or other awards under the Plan or administer or maintain such awards.

(f)
Data Subject Rights. I may have a number of rights under data privacy laws in my jurisdiction. Depending on where I am based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in my jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, I can contact my local human resources representative.

(g)
Additional Consents. The Company may rely on a different basis for the processing or transfer of Data in the future and/or request that I provide another data privacy consent. If applicable, I agree, upon request of the Company or the Employer, to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the applicable data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.

12.
Except as may be approved by the Committee, the right to purchase Shares under the Plan is not transferable, except by will or by the laws of descent and distribution, and is exercisable during my lifetime only by me.

13.
I acknowledge and represent that I am proficient in the English language or have consulted with an advisor who is sufficiently proficient in English as to allow me to understand the terms of this Enrollment Form Agreement, including Appendix I, and any other documents related to the Plan. If I have received this Enrollment Form Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

14.
I acknowledge that the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

FY20 ESPP Enrollment Agreement

15.
This grant of rights to purchase Shares and the provisions of this Enrollment Form Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant of the right to purchase Shares or this Enrollment Form Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16.
The provisions of this Enrollment Form Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.
Notwithstanding any provisions in this Enrollment Form Agreement, the grant of rights to purchase Shares and my participation in the Plan shall be subject to any special terms and conditions for my country set forth in Appendix I (attached to this Enrollment Form Agreement). Moreover, if I transfer residence and/or employment to, or am considered a citizen or resident for local law purposes of, one of the countries included in Appendix I, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix I constitutes part of this Enrollment Form Agreement.

18.
The Company reserves the right to impose other requirements on my participation in the Plan, on the right to purchase Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.
I acknowledge that I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, my country, my broker’s country and/or the country where Shares are listed, which may affect my ability to directly or indirectly, for myself or for a third party, accept or otherwise acquire or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., rights to purchase Shares) under the Plan during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I place before I possessed inside information. Furthermore, I could be prohibited from (1) disclosing the inside information to any third party (other than on a “need to know” basis) and (2) “tipping” third parties or otherwise causing them to buy or sell securities; including “third parties” who are fellow employees. Any restrictions under these laws or regulations may be separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions, and that I should speak to my personal advisor on this matter.

FY20 ESPP Enrollment Agreement

20.
I acknowledge that my country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect my ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker and/or within a certain time after receipt. I further acknowledge that it is my responsibility to be compliant with such regulations, and that I should consult my personal legal advisor for any details.

21.
I acknowledge that a waiver by the Company of breach of any provision of this Enrollment Form Agreement shall not operate or be construed as a waiver of any provision of this Enrollment Form Agreement, or of any subsequent breach by me or any other participant.

By electronically agreeing to this Enrollment Form Agreement through the Morgan Stanley website, I agree to all of the terms and conditions contained in this Enrollment Form Agreement, any special terms and conditions for my country set forth the Appendix I and in the Plan.

APPENDIX I

MAXIM INTEGRATED PRODUCTS, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN ENROLLMENT FORM AGREEMENT
SPECIAL TERMS AND CONDITIONS/NOTIFICATIONS FOR NON-U.S. PARTICIPATING EMPLOYEES

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the
Enrollment Form Agreement and the Plan.

Terms and Conditions

This Appendix I includes additional terms and conditions that govern your participation in the Plan if you reside and/or work in one of the countries listed herein.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Offer Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.

Notifications

This Appendix I also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Shares are purchased on your behalf or you sell Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Offer Date, the information contained herein may not be applicable in the same manner to you.

CANADA

Terms and Conditions

Nature of Grant. This provision replaces Section 9(l) of the Enrollment Form Agreement:

except as required by applicable legislation, in the event of termination of my employment relationship (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where I am providing services or the terms of my employment agreement, if any), my right to purchase Shares under the Plan, if any, will terminate effective as of the date that is the earlier of (1) the date on which my employment relationship is terminated; (2) the date I receive written notice of termination of my employment relationship from the Employer; or (3) the date I am no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under applicable employment laws in the jurisdiction where I am employed (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of may participation in the Plan (including whether I may still be considered actively employed while on leave of absence).

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Enrollment Form Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis donnés et procédures judiciaries exécutés, donnés ou intentées en vertu de, ou liés directement ou indirectement, à la présente convention.

Data Privacy. The following provision supplements Section 11 of the Enrollment Form Agreement: You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. You further authorize the Company, the Employer and/or any other Subsidiary or Affiliate, and Morgan Stanley to disclose and discuss the Plan with their advisors. You also authorize the Company, the Employer and/or any other Subsidiary or Affiliate to record such information and to keep such information in your employment file.

Notifications

Securities Law Notification. You may not be permitted to sell within Canada the Shares acquired under the Plan. You may only be permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently the Shares are listed on the Nasdaq Global Select Market in the United States of America.

Foreign Asset/Account Reporting Notification. Foreign specified property, including shares, rights to purchase shares, and other rights to receive shares (e.g., stock options, restricted stock units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of such employee’s foreign assets exceeds C$100,000 at any time during the year. Thus, the rights to purchase Shares under the Plan must be reported, generally at nil cost, if the $100,000 cost threshold is exceeded because you hold other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other Shares, this ACB may have to be averaged with the ACB of the other Shares.
CHINA

Terms and Conditions

The following terms and conditions will be applicable to you to the extent that the Company, in its discretion, determines that your participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).

SAFE Approval Requirement. Notwithstanding anything to the contrary in the Enrollment Form Agreement or the Plan, no Shares will be purchased on your behalf unless and until all necessary exchange control or other approvals with respect to the Plan have been obtained from SAFE (“SAFE Approval”) and provided such SAFE Approval is maintained through each Purchase Date. In the event that SAFE Approval has not been obtained or is not maintained prior to any Purchase Date(s), the Company will return contributions credited to your account during the Offer Period, but not used to purchase Shares, to you without interest. However, in such case, your participation in the Plan will continue, unless you otherwise withdraw from or become ineligible to participate in the Plan, unless the Company, in its sole discretion, determines to terminate the offering of the Plan in the PRC.

Required Sale of Shares. To facilitate compliance with exchange control laws in the PRC, the Company may determine that any Shares acquired under the Plan may be sold. The sale may occur (i) immediately upon the purchase of Shares under the Plan, (ii) following your termination of your employment relationship, or (iii) within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. You agree that the Company is authorized to instruct Morgan Stanley or such other broker as determined by the Company to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorizes Morgan Stanley or such other broker as determined by the Company to complete the sale of such Shares. You acknowledge that Morgan Stanley or such other designated broker as may be selected by the Company is under no obligation to arrange for the sale of the Shares at any particular price. In this event, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations.

Alternatively, if the Company, in its discretion, does not exercise its right to require the sale of Shares purchased under the Plan, as described in the preceding paragraph, any Shares you acquire under the Plan must be sold no later than six months from the date your employment terminates (and measured as described in Section 9(l) of the Enrollment Form Agreement) or within any other such time frame as may be permitted by the Company or required by SAFE. Any Shares acquired by you under the Plan that have not been sold within six months of the date you are no longer employed or providing services for the Company or a Subsidiary or Affiliate shall be automatically sold by Morgan Stanley or such other broker as may be selected by the Company pursuant to this authorization and subject to the terms of the preceding paragraph. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Tax- Related Items, brokerage fees and commissions) to you in accordance with applicable exchange control laws and regulations including, but not limited to, the restrictions set forth under the “Exchange Control Requirements” section immediately below.

Dividend Reinvestment. In the event that you acquire Shares under the Plan and in the event that the Company, in its discretion, declares payment of any cash dividends on such Shares, you acknowledge and agree that the Company, Morgan Stanley and/or any other designated broker may use such cash dividends to automatically purchase additional Shares to be issued into your brokerage account. Any additional Shares acquired pursuant to the preceding sentence are subject to the same exchange control requirements as other Shares you may hold. Any cash dividends not used to purchase Shares or pay associated costs (e.g., broker fees) will be immediately repatriated to China pursuant to the procedures set by the Company in compliance with SAFE requirements.

Exchange Control Requirements. You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China the cash proceeds from the sale of Shares or any dividends paid on such Shares. You further understand that, under local law, such repatriation of the cash proceeds will need to be effected through a special exchange control account established by the Company, the Employer or another Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of Shares will be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. The proceeds may be paid in U.S. dollars or local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to open a U.S. Dollar bank account in China into which the proceeds can be deposited. If the proceeds are converted to local currency, you acknowledge that the Company is under no obligation to secure any particular currency conversion rate, and that it may face delays in converting the proceeds to local currency. You will bear the risk of any currency conversion rate fluctuation between the date that the Shares are sold and the date of conversion of the proceeds to local currency.

You agree to comply with any other requirements imposed by the Company in the future in order to facilitate compliance to the exchange control requirements in China.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly the German Federal Bank. From September 2013, the German Federal Bank no longer will accept reports in paper form and all reports must be filed electronically. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de. In the event that German residents make or receive a payment in excess of this amount, they are responsible for complying with applicable reporting requirements. In addition, in the unlikely event that German residents hold shares exceeding 10% of the total capital or voting rights of a foreign company (such as the Company), they must report holdings in the company on an annual basis.

Foreign Asset/Account Reporting Notification
German residents holding Shares must notify their local tax office of the acquisition of Common Stock when they file their tax returns for the relevant year if the aggregate value of all Common Stock acquired exceeds €150,000, or in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.
INDIA

Terms and Conditions

Quick Sale Program. You acknowledge and understand that immediately following the issuance of Shares on the Purchase Date, such Shares will be sold under the Quick Sale Program, which is described in detail in Appendix II. You may opt-out of or withdraw from the Quick Sale Program by following the instructions in Appendix II.

Notifications

Exchange Control Notification. Indian residents must repatriate to India and convert into local currency any proceeds from the sale of Shares and the receipt of any dividends received in relation to Shares within such period of time as prescribed under applicable Indian exchange control laws and regulations, as may be amended from time to time. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and should retain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with the applicable exchange control laws in India.

Foreign Asset/Account Reporting Notification. Indian residents are required to declare in their annual tax returns (a) any foreign assets they hold and (b) any foreign bank accounts for which they have signing authority.

IRELAND

Terms and Conditions

Tax Withholding. This provision supplements Section 7 of the Enrollment Form Agreement:

As a condition of your participation in the Plan, you authorize the Company and/or the Employer to withhold Tax-Related Items arising in Ireland at the time you exercise your right to purchase Shares, regardless of the fact that such withholding may not be required by law. You further acknowledge and agree that the Company or the Employer may accomplish such withholding by any one or any combination of the methods described in Section 7 of the Enrollment Form Agreement. Notwithstanding this provision, you acknowledge and agree that, should the Company or the Employer fail to withhold Tax-Related Items for any or no reason, it remains your obligation to satisfy all Tax-Related Items and neither the Company nor the Employee will be liable for your failure to satisfy such obligations.

Notifications

Director Notification. Directors of an Irish Subsidiary or Affiliate are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish Subsidiary or Affiliate in writing upon receiving or disposing of an interest in the Company (e.g., a right to purchase Shares, Shares) representing more than 1% of the Company’s voting share capital, upon becoming a director of the Company if such an interest exists at the time, or upon becoming aware of the event giving rise to the notification requirement. These notification requirements also apply to a shadow director (i.e., an individual who is not on the Board of Directors of the Irish Subsidiary or Affiliate but who has sufficient control so that the Board of Directors of the Irish Subsidiary acts in accordance with the “directions or instructions” of the individual) or a secretary of the Irish Subsidiary or Affiliate, and with respect to the interests of a director’s, shadow director’s or secretary’s spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

ITALY
Terms and Conditions
Plan Document Acknowledgment. By participating in the Plan, you acknowledge that you have received a copy of the Plan and the Enrollment Form Agreement and have reviewed the Plan and the Enrollment Form Agreement in their entirety and fully understand and accept all provisions of the Plan and the Enrollment Form Agreement. You further acknowledge that you have read and specifically and expressly approve the Sections of the Enrollment Form Agreement addressing (i) payroll deductions (Section 2), (ii) responsibility for taxes (Section 7), (iii) nature of grant (Section 9), (iv) Data Privacy Consent (Section 10); (v) language (Section 13), (vi) electronic delivery (Section 14), (vii) governing law and venue (Section 15) and (viii) imposition of other requirements (Section 18).

Notifications

Foreign Asset/Account Reporting Notification. Italian residents who, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or who are the beneficial owners of such an investment or asset even if not directly holding the investment or asset), are required to report such investments or assets on the annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if not required to file a tax return).

Foreign Financial Asset Tax Notification. The value of any Shares (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the Shares on December 31 or on the last day the Shares were held (the tax is levied in proportion to the number of days the Shares were held over the calendar year). The value of financial assets held abroad must be reported in Form RM of the annual tax return.

JAPAN

Notifications

Foreign Asset/Account Reporting Notification. Japanese residents are required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to include details of any cash, rights to purchase Shares under the Plan or Shares held by you in the report.

KOREA

Terms and Conditions

Tax Withholding. This provision supplements Section 7 of the Enrollment Form Agreement:

As a condition of your participation in the Plan, you authorize the Company and/or the Employer to withhold Tax-Related Items arising in Korea at the time you exercise your right to purchase Shares, regardless of the fact that such withholding may not be required by law. You further acknowledge and agree that the Company or the Employer may accomplish such withholding by any one or any combination of the methods described in Section 7 of the Enrollment Form Agreement.

Notwithstanding this provision, you acknowledge and agree that, should the Company or the Employer fail to withhold Tax-Related Items for any or no reason, it remains your obligation to satisfy all Tax-Related Items and neither the Company nor the Employee will be liable for your failure to satisfy such obligations.

Power of Attorney. You understand that, by electronically agreeing to the Enrollment Form Agreement through the Morgan Stanley website, you provide the Company with the attached Power of Attorney and agree to all of the terms and conditions described therein. You further understand that the Company may request that you print, sign and return the attached Power of Attorney if the Company determines it is necessary in order for you to participate in the Plan. If so requested, you agree to provide a signed hard copy of the attached Power of Attorney to the Company without delay.

Notifications

Foreign Asset/Account Reporting Notification. Korean residents are required to declare foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities if the monthly balance of such accounts exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult with their personal tax advisor to determine whether the country in which they hold foreign accounts have entered into an IGA with Korea.

(Power of Attorney on next page – please use the form for your specific Employer)

Power of Attorney
(For Employees of Maxim Integrated Product Korea Inc.)

KNOW ALL MEN BY THESE PRESENTS:

That I,

, an employee working for Maxim Integrated Products Korea

Inc., a company organized under the laws of the Republic of Korea with principal offices at 1st &
3rd Floors, M Tower 154-11, Samsung-dong, Gangnam-gu, Seoul, Democratic People’s Republic of Korea, do hereby appoint attorney-in-fact, Maxim Integrated Products Korea Inc., through its duly appointed representative, with full power and authority to do the following:

1. To prepare, execute and file any report/application and all other documents required for implementation of the Maxim Integrated Products, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) in Korea;

2. To take any action that may be necessary or appropriate for implementation of the Plan with the competent Korean authorities, including but not limited to the transfer of my payroll deductions through a foreign exchange bank; and

3. To constitute and appoint, in its place and stead, and as its substitute, one or more representatives, with power of revocation.

I hereby ratify and confirm as my own act and deed all that such representative may do or cause to be done by virtue of this instrument.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed in my name this day of , 20 .

By:

(Signature)

Power of Attorney
(For Employees of Maxim Integrated Products International Sales Limited, Korean Branch)

KNOW ALL MEN BY THESE PRESENTS:

FY20 ESPP Enrollment Agreement

That I,

, an employee working for Maxim Integrated Products
International Sales Limited, Korean Branch, a company organized under the laws of the Republic of Korea with principal offices at 505 Korea City Air Terminal, I 59-6 Samsung-dong, Gangnam-gu, Seoul, Democratic People’s Republic of Korea, do hereby appoint attorney-in-fact, Maxim Integrated Products International Sales Limited, Korean Branch, through its duly appointed representative, with full power and authority to do the following:

1. To prepare, execute and file any report/application and all other documents required for implementation of the Maxim Integrated Products, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) in Korea;

2. To take any action that may be necessary or appropriate for implementation of the Plan with the competent Korean authorities, including but not limited to the transfer of my payroll deductions through a foreign exchange bank; and

3. To constitute and appoint, in its place and stead, and as its substitute, one or more representatives, with power of revocation.

I hereby ratify and confirm as my own act and deed all that such representative may do or cause to be done by virtue of this instrument.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed in my name this day of , 20 .

By:

(Signature)

FY20 ESPP Enrollment Agreement

NETHERLANDS

Terms and Conditions

Labor Law Acknowledgment. By enrolling in the Plan, you acknowledge that the right to purchase Shares and the Shares purchased under the Plan are intended as an incentive to remain employed with the Employer and are not intended as remuneration for labor performed.

Notifications

PHILIPPINES

Terms and Conditions

Issuance of Shares. You acknowledge and understand that, if the issuance of Shares on the Purchase Date does not comply with all applicable Philippines securities laws, Shares will not be purchased on your behalf. In particular, Shares will not be purchased on your behalf unless and until the Philippines Securities and Exchange Commission authorizes the issuance of Shares under the Plan by approving the Company’s request for exemption (or exemption renewal, as applicable) from the securities registration requirement.

Quick Sale Program. You acknowledge and understand that immediately following the issuance of Shares on the Purchase Date, such Shares will be sold under the Quick Sale Program, which is described in detail in Appendix II. You may opt-out of or withdraw from the Quick Sale Program by following the instructions in Appendix II.

Notifications

Securities Law Information. This offer of rights to purchase Shares is being made pursuant to an exemption from registration under Section 10.2 of the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission. You should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of Shares on the Nasdaq Global Select Market and the risk of currency fluctuations between the United States Dollar (“U.S. Dollar”) and your local currency. In this regard, you should note that the value of any Shares you may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between you local currency and the U.S. Dollar may affect the value of the right to purchase Shares, or any amounts due to you upon the subsequent sale of Shares acquired under the Plan. The Company is not making any representations, projections or assurances about the value of Shares now or in the future.

FY20 ESPP Enrollment Agreement

For further information on risk factors impacting the Company’s business that may affect the value of Shares, you should refer to the risk factors discussion in the Company’s Annual Report on Form

10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://www.maximintegrated.com. In addition, you may receive, free of charge, a copy of the Company’s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting the Stock Administration Department at the address below:

Stock Administration
Maxim Integrated Products, Inc.
160 Rio Robles Drive
San Jose, CA 95134
United States of America
Phone: +1 (408) 601-1000

The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of the Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market in the United States of America.

SINGAPORE

Notifications

Securities Law Notification. The grant of rights to purchase Shares under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the rights to purchase Shares or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the purchase rights are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the purchase rights in Singapore, unless such sale or offer is made after six months from the date the rights to purchase Shares are granted or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA and in accordance with the conditions of any other applicable provision of the SFA.

Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and directors (including alternate, substitute, associate and shadow directors) of a Singapore Subsidiary or Affiliate, regardless of whether Singapore residents and/or employed in Singapore, are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest in the Company or any Subsidiary or Affiliate (e.g., rights to purchase Shares under the ESPP; Shares), (ii) any change in previously-disclosed interests (e.g., sale of Shares), or (iii) becoming the CEO, a director, an associate director or a shadow director of a Subsidiary or Affiliate in Singapore, if the individual holds such an interest at that time. These notification requirements apply regardless of whether the CEO or directors are residents of or employed in Singapore.

TAIWAN

Notifications

Securities Law Notification. The offer of participation in the Plan is available only for employees of the Company, the Employer and/or any other Subsidiary or Affiliate. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Notification. Taiwanese residents may remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) into Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, Taiwanese residents must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Terms and Conditions

Quick Sale Program. You acknowledge and understand that immediately following the issuance of Shares on the Purchase Date, such Shares will be sold under the Quick Sale Program, which is described in detail in Appendix II. You may opt-out of or withdraw from the Quick Sale Program by following the instructions in Appendix II.

Consent to Transfer Funds. You hereby authorize the Employer or any other Subsidiary or Affiliate to remit your payroll deductions accumulated under the Plan, on your behalf, to the United States of America, to purchase Shares under the Plan. Further, by participating in the Plan, you agree to execute any consents that may be required to effect the transfer of your accumulated payroll deductions to the Company for the purchase of Shares under the Plan, promptly upon request of the Company.

Notifications

Exchange Control Notification. If proceeds from the sale of Shares or the receipt of dividends equal or exceed US$50,000 in a single transaction, Thai residents are required to repatriate such proceeds to Thailand immediately upon receipt. The funds must be converted into Thai Baht or deposited into a foreign currency account in Thailand within 360 days of remittance into Thailand. Thai residents will be required to provide information associated with the source of such income on the Foreign Exchange Transaction Form to the Bank of Thailand authorized agent for reporting to an exchange control officer. Because exchange control regulations change frequently and without notice, you should consult your personal tax advisor before selling Shares to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company, nor the Employer nor any other Subsidiary or Affiliate will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

TURKEY

Notifications

Securities Law Notification. Pursuant to Turkish securities law, selling Shares acquired under the Plan within Turkey is not permitted. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the Ticker “MXIM” and the Shares may be sold through that exchange.

Financial Intermediary Requirement Notification. Pursuant to Decree No. 32 on the Protection of the Value of the Turkish Currency and Communiqué No. 2008-32/34 on Decree No. 32, any activity related to investments in foreign securities (e.g., the sale of Shares acquired under the Plan) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. It is solely your responsibility to comply with this requirement and you should contact a personal legal advisor for further information regarding your obligations in this respect.

UNITED KINGDOM

Terms and Conditions

Tax Acknowledgment. The following provisions supplement Section 7 of the Enrollment Form
Agreement:

Without limitation to Section 7 of the Enrollment Form Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the forgoing, if you are an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), you acknowledge that you may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In this case, the amount of any income tax not collected within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax- Related Item(s) occurs may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit which may also be recovered from you at any time by any of the means referred to in Section 7 of the Enrollment Form Agreement.

Joint Election. As a condition of your participation in the Plan and purchasing Shares thereunder, you agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer with respect to the Taxable Event (“Employer NICs”). Without limitation to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consents or elections as provided to you by the Company or the Employer. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer.

If you do not enter into the NICs Joint Election prior to the first Purchase Date, or if the Joint Election is revoked at any time by HMRC, you shall, without any liability to the Company and/or the Employer, not be entitled to purchase Shares.

You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in Section 7 of the Enrollment Form Agreement, as supplemented above.

UNITED STATES

There are no country-specific provisions.

FY20 ESPP Enrollment Agreement

APPENDIX II

MAXIM INTEGRATED PRODUCTS, INC.

Quick Sale Program for Participants in India, Philippines and Thailand in the 2008
Employee Stock Purchase Plan (the “Plan”)

Morgan Stanley, LLC (“Morgan Stanley”) and Maxim Integrated Products, Inc. (the “Company” or “Maxim”) offer participants in the Plan in India, the Philippines and Thailand the opportunity to sell, through a Quick Sale Program (the “Program”), all of their shares of Maxim common stock (“Shares”) purchased under the Plan following each purchase period. You will be automatically enrolled in the Program and your shares will be sold under the Program unless you opt-out or withdraw by following the “Opt-Out Instructions” below.

If you do not opt-out of the Program, Morgan Stanley will automatically sell your Shares as soon as they are available, which is expected to be 3-5 days after each applicable Purchase Date as defined in the ESPP. Proceeds from the sale of the Shares will be remitted to you via payroll, less applicable taxes, on the next regular payroll date or the one thereafter. You do not need to take further action in order to sell Shares purchased on future Purchase Dates. Such Shares will automatically be sold for as long as you participate in the Program.

Opt-Out Instructions: Your participation in the Program shall remain in effect unless and until you give clear, written instructions to terminate it by sending an email to
MariaElena.Tutor@maximintegrated.com with a copy to
Arlene.Schapira@maximintegrated.com, no later than 30 days before the next Purchase Date under the Plan to permanently withdraw/opt-out of the Quick Sale Program.

If you participate in the Program, then Morgan Stanley will charge you a brokerage fee of USD $.03 per share for each of the Shares sold under the Program. If you opt out and elect not to participate in the Program, you may still sell your Shares, however, you will need to do so by logging onto your account at www.stockplanconnect.com or by contacting Morgan Stanley directly, in which case Morgan Stanley will charge you a brokerage fee of (i) USD $.03 per share for each of the Shares sold, or (ii) USD $25 (and a nominal SEC Fee which is subject to change), whichever is greater. In addition, if you elect to opt out and not participate in the Program and you sell the Shares at a future date, Morgan Stanley will charge you an additional USD $10 to receive the sale proceeds via a check or USD $25 to receive the sale proceeds via a wire transfer.

You hereby authorize Morgan Stanley to sell on the NASDAQ Stock Exchange all Shares purchased by you under the Plan following the purchase of Shares until revoked in accordance with the “Opt Out Instructions” described above, as soon as they are available. You hereby hold Morgan Stanley and the Company harmless for the transactions made pursuant to the Program and understand that selling these Shares assumes certain currency, timing and market risks.

You acknowledge that participation in the Program and the Plan automatically terminates upon termination of employment from the Company (or its subsidiaries) for any reason. Nothing contained herein obligates the Company from continuing to offer the Plan or the Program, and the Company has the right, in its sole and absolute discretion, to terminate the Plan or to terminate the Plan offering in India, the Philippines and Thailand. All terms and conditions contained are subject to the provisions contained in the Plan.